FARREL CORPORATION
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS        EXHIBIT 11



                                                                                               EIGHT
                                       YEAR          YEAR          YEAR         YEAR           MONTHS        YEAR
                                       ENDED         ENDED         ENDED        ENDED          ENDED         ENDED
                                     12/31/96      12/31/95      12/31/94     12/31/93       12/31/92      4/30/92
                                     --------      --------      --------     --------       --------      -------
PRIMARY                                              (In thousands, except share data)
-------
Net income/(loss) applicable
  to common stock                        $326           $902        $2,506       $1,209        ($1,918)      $4,550
                                    =========      =========     =========    =========      =========    =========
Weighted average number of
  common shares outstanding
  during the year                   5,969,708      6,026,942     6,075,893    6,127,160      6,142,106    5,598,262
Stock option and purchase
  plans                                 2,393          3,364        21,373       11,931          ---          1,396
                                    ---------      ---------     ---------    ---------      ---------    ---------
Total common and common
  equivalent shares
  outstanding                       5,972,101      6,030,307     6,097,266    6,139,091      6,142,106    5,599,658
                                    =========      =========     =========    =========      =========    =========

Net income/(loss) per common
  and common equivalent
  share - primary                       $0.05          $0.15         $0.41        $0.20         ($0.31)       $0.81
                                    =========      =========     =========    =========      =========    =========

FULLY DILUTED
Net income/(loss) applicable
  to common stock                        $326           $902        $2,506       $1,209        ($1,918)      $4,550
                                    =========      =========     =========    =========      =========    =========

Weighted average number or
  common shares outstanding
  during the year                   5,969,708      6,026,942     6,075,893    6,127,160      6,142,106    5,598,262
Stock option and purchase plans         2,393          3,364        21,373       11,931          ---          1,396
                                    ---------      ---------     ---------    ---------      ---------    ---------
Total common and common
  equivalent shares outstanding     5,972,101      6,030,307     6,097,266    6,139,091      6,142,106    5,599,658
                                    =========      =========     =========    =========      =========    =========

Net income/(loss) per common
  and common equivalent
  share - fully diluted                 $0.05          $0.15         $0.41        $0.20         ($0.31)       $0.81
                                    =========      =========     =========    =========      =========    =========



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